EXHIBIT 99.2
proteus                                       Information Summary - October 2004
capital corp   -----------------------------------------------------------------


                             INFORMATION MEMORANDUM

                            WESTERN GOLDFIELDS, INC.


                    An Emerging North American Gold Producer


                               [GRAPHIC OMITTED]

                Aerial view of Mesquite, California looking south


                                  OCTOBER 2004


                         SEE IMPORTANT NOTICE ON PAGE 2

        PROTEUS CAPITAL CORP IS AS AN ADVISOR TO WESTERN GOLDFIELDS, INC.

 DOUGLAS NEWBY, PRESIDENT OF PROTEUS, IS A DIRECTOR OF WESTERN GOLDFIELDS, INC.


--------------------------------------------------------------------------------
      proteus capital corp o 120 Broadway, Suite 1010 o New York, NY 10271
    Tel: (646) 879-5970 o Fax (646) 365-3230 o E-mail: proteuscapital@aol.com
                             www.proteuscapital.com
--------------------------------------------------------------------------------

                                                                    EXHIBIT 99.2
proteus                                       Information Summary - October 2004
capital corp   -----------------------------------------------------------------

         IN THIS REPORT, CURRENCY IS US FUNDS, UNITS ARE SHORT TONS, AND
                       TROY OUNCES UNLESS STATED OTHERWISE

                                IMPORTANT NOTICE


This Memorandum has been prepared solely for information purposes from materials supplied to Proteus Capital Corp. ("Proteus") by Western Goldfields, Inc. (the "Company"). The information contained herein has been prepared to assist parties in their evaluation of the Company. Neither Proteus nor the Company makes any representation or warranty as to the accuracy or completeness of this information and shall have no liability for any representations (express or implied) contained in, or for any omissions from, this presentation or any other written or oral communication transmitted to the recipient whether or not Proteus or the Company knew or should have known of any such errors or omissions or was responsible for or participated in its inclusion in or omission from the Memorandum.

This Memorandum includes certain estimates, projections and "forward looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended that have been provided by the Company with respect to its anticipated future performance. Such forward looking statements reflect various assumptions by the Company concerning anticipated results, which assumptions may or may not prove to be correct. No representations are made as to the accuracy of such statements, estimates or projections. These forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey the Company's progress, business opportunities and growth prospects, such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the Company at this time, actual results may differ materially from those described. The Company's operations and business prospects are always subject to risk and uncertainties.

This Memorandum does not constitute or form part of an offer of, or invitation to acquire any financial instruments in the Company or any company associated therewith. Proteus is not a registered investment advisor under the Securities Act of 1940. Any investment in any security mentioned herein should be made only after consulting and analyzing financial statements and other documentation received directly from the issuer of the security or securities involved.

PROTEUS HAS PROVIDED CORPORATE ADVISORY SERVICES TO THE COMPANY FOR WHICH IT HAS BEEN PAID IN THE FORM OF CASH, STOCK AND STOCK OPTIONS. DOUGLAS NEWBY, PRESIDENT AND CONTROL PERSON OF PROTEUS, IS A DIRECTOR OF THE COMPANY.

(C)Copyright 2004 by Proteus Capital Corp., all rights reserved. It is a violation of United States copyright laws to duplicate or reprint this report without written consent of Proteus Capital Corp., except that limited portions may be excerpted for inclusion in other publications provided credit is given along with the name and address of the publisher. All subsequent written or oral opinions expressed by Proteus Capital Corp., its associates and staff are expressly qualified in their entirety by this notice.


                                    CONTACTS

                    WESTERN GOLDFIELDS           PROTEUS CAPITAL CORP

              Toby Mancuso                    Douglas Newby
              President                       President
              961 Matley Road, Suite 120      120 Broadway, Suite 1010
              Reno, Nevada 89502              New York, NY 10271
     Tel:     (775) 337-9433                  (646) 879-5970
     Fax:     (775) 337-9441                  (646) 365-3230
     e-mail:  tmancuso@westerngoldfields.net  djnewby@proteuscapital.com
     Web:     www.westerngoldfields.com       www.proteuscapital.com


================================================================================
Western Goldfields, Inc.                                                 Page ii

                                                                    EXHIBIT 99.2
proteus                                       Information Summary - October 2004
capital corp   -----------------------------------------------------------------

                                    CONTENTS


Overview                                                                       1

Western Goldfields                                                             4

Mesquite                                                                       4

  Mine Extensions                                                              8

  Big Chief North                                                              9

    Economic Analysis                                                         10

  Other Expansions                                                            11

    High grade Potential                                                      12

  Leach Production                                                            13

  Other Opportunities                                                         13

  Acquisition Summary                                                         14

  Mesquite Background                                                         14

Cahuilla Gold Project                                                         18

Sunny Slope Gold Mine                                                         20

Lincoln Hill Mine                                                             22

Other Exploration Projects                                                    24

Financial Statements                                                          25

Management                                                                    27


================================================================================
Western Goldfields, Inc.                                                Page iii
proteus                                       Information Summary - October 2004
capital corp   -----------------------------------------------------------------


                           WESTERN GOLDFIELDS OVERVIEW

WESTERN GOLDFIELDS, INC. ("WGI" OR THE "COMPANY") IS AN EMERGING NORTH AMERICAN GOLD PRODUCER. DURING THE FIRST SIX MONTHS OF 2004, THE COMPANY PRODUCED AT AN ANNUALIZED RATE OF 31,000 OUNCES OF GOLD FROM ITS 100% OWNED MESQUITE GOLD MINE ("MESQUITE") LOCATED IN IMPERIAL COUNTY, CALIFORNIA.

WGI IS CURRENTLY FOCUSED ON EXPANDING PRODUCTION BY EXTENDING THE EXISTING PITS WITHIN CURRENT OPERATING PERMITS. THE PLANNED MINE EXPANSION HAS THE POTENTIAL TO ADD MORE THAN 50,000 OUNCES OF ANNUAL PRODUCTION. IN ADDITION, THE COMPANY CONTINUES TO OPTIMIZE PRODUCTION FROM THE 154 MILLION TONS OF ORE THAT WAS STACKED ON THE LEACH PADS BY PREVIOUS OPERATORS. THE COMPANY'S GOAL IS TO EXPAND ANNUAL PRODUCTION TO APPROXIMATELY 250,000 OUNCES OF GOLD WITHIN FIVE YEARS.

In November 2003, WGI joined the ranks of North American gold producers through its acquisition of the Mesquite from Newmont Mining Corporation ("Newmont"). Mesquite has produced approximately three million ounces of gold during the past twenty years. Continuing production from the leach pads provides an operational and financial foundation upon which the Company can build expansions of the existing pits and contemplate reprocessing of higher grade sections of the pads.

The acquisition of Mesquite distinguishes WGI from most smaller gold producing companies because:
     -    WGI immediately became a producing company.

     - Based on an independent review of data compiled by Newmont, there was an inventory of mineralized material totaling 43 million tons averaging 0.021 ounces of gold per ton that was within pit expansions covered by existing operating permits.

     - WGI believed that there was the potential to add further mineralized material in extensions both laterally and at depth from the structures identified by Newmont.

During the past eleven months, WGI has made considerable progress, including:
     - Completing a positive internal scoping study for an initial expansion of the pits within existing operating permits.

     - Completing a positive internal scoping study for re-processing leach pad material.

     - Identifying high grade development potential, including extensions at depth.

     -    Assuming day-to-day responsibility for all operations at Mesquite.

     -    Completing construction of a refinery in order to pour gold on-site.

     -    Retrofitting the gold recovery circuit.

WGI supported the acquisition through a combination of a $6 million project debt facility, a $10 million equity private placement, and an innovative environmental insurance policy. By October 31, 2004 WGI expects to have repaid half the loan.

-------------------------------------------------------------------------------------------
Exchange                       OTC BB  Shares out (9.28.04)             (millions)  38.258
Symbol                           WGDF  Float                                   (%)      78%
Price (9.28.04)           ($)   0.630  Options & warrants               (millions)  29.456
52 week:  high (9.30.03)  ($)   1.900  Average exercise price                  ($)   0.937
          low (9.23.04)   ($)   0.580  Cash (6.30.04)                       ($ mm)   2.560
                                       Cash on option/warrant exercise      ($ mm)  27.594
-------------------------------------------------------------------------------------------


================================================================================
Western Goldfields, Inc.                                                  Page 1
proteus                                       Information Summary - October 2004
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There are four aspects to development of the Mesquite Gold Mine:
     - Pit expansion covering some or all of the 42.9 million tons of mineralized material that was subject to mine plans prepared by Newmont. This material, grading 0.021 ounces of gold per ton, is located in four expansions to the existing pits that are covered by current mine expansion permits.

     - Review and analysis of additional material within a total of 50.1 million tons of mineralized material grading 0.027 ounces of gold per ton identified within a mineralized envelop of 120.7 million tons grading 0.018 ounces of gold per ton.

     - Review of high grade structures identified that extend both laterally and at depth - in the numbers above, all high grade intercepts were cut to 0.1 ounces of gold per ton.

     - Selective reprocessing of some of the 154 million tons of ore stacked on the leach pads by previous operators.

It has often been said that the best place to find a new gold mine is next to an existing one. During the past twenty years, production at Mesquite establishes it as a major North American gold mine. Mesquite has been a successful and highly profitable operation. However, WGI believes that the mine operations were never fully optimized, probably as a result of the fact that the mine has been through five owners in the approximately twenty years of operations. The mine was discovered and developed by Goldfields Mining Corporation, then a subsidiary of Consolidated Goldfields plc, which was acquired by Hanson Industries plc, which then sold the gold operations to Santa Fe Pacific Gold, which was in turn acquired by Newmont, which then sold Mesquite to WGI.

Until WGI acquired Mesquite in 2003, the mine became of lesser importance upon each change of ownership. Indeed, WGI now believes that significant lessons were forgotten during the latter years of operations. In particular, the Company believes that operations may be significantly enhanced by selective mining and processing of the high grade material that many have observed and recognized throughout the history of operations at Mesquite.

WGI has three immediate plans:
     - Commence expansion of the Big Chief pit to the north where the Company has identified a mineralized zone of 19.7 million tons grading 0.022 ounces per ton within which its internal scoping study has established a mineable area of 5.2 million tons grading 0.032 ounce of gold per ton (using a cutoff of 0.012 ounces of gold per ton).

     - Complete a thorough review of all the permitted expansion areas, in addition to Big Chief North, that in total are covered by approximately 2,700,000 feet of drilling in more than 6,200 exploration holes and 650,000 blast holes.

     - Complete a third-party review of the potential to increase production from 154 million tons of ore stacked on the leach pads by prior owners.

The Company also holds an extensive portfolio of advanced exploration projects, including Cahuilla, Sunny Slope and Lincoln Hill. The Company's overall objectives are to expand production at Mesquite to an annualized rate of at least 50,000 ounces in the second half of 2005 and, with Mesquite and other operations, to ramp up total production to approximately 250,000 ounces a year within five years.

On the corporate front, the Company has become a fully reporting issuer under the US Securities & Exchange Commission, obtained a quotation on the OTC bulletin board, and is pursuing plans to have its shares listed on a recognized Canadian exchange and a senior US exchange, both of which it anticipates by early 2005.


================================================================================
Western Goldfields, Inc.                                                  Page 2
proteus                                       Information Summary - October 2004
capital corp   -----------------------------------------------------------------


                    WESTERN GOLDFIELDS PROPERTY LOCATION MAP


                               [GRAPHIC OMITTED]


================================================================================
Western Goldfields, Inc.                                                  Page 3

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capital corp   -----------------------------------------------------------------


                            WESTERN GOLDFIELDS, INC.
Western Goldfields was incorporated in Idaho in 1924 as Bismarck Mining Company. In July 2002 the Company acquired all of the issued and outstanding shares of Calumet Mining Company, a private Idaho corporation operated by the present management of the Company that held most of the current exploration properties.

The primary objective of Western Goldfields is to develop or acquire ore reserves in the Western U.S. and Mexico that will support early mine development. In addition to a portfolio of properties including near-term development projects, in November 2003 the Company acquired the Mesquite gold mine from Newmont Mining Corporation.

This transaction will establish Western as a low-cost gold production company, provide early expansion potential, and is expected to become the foundation stone for achieving the company's initial targets of 100,000 ounces of annual production and a reserve life of at least ten years.


MESQUITE
Mesquite is located south of the Chocolate Mountains in Imperial County, southern California in the Mojave Desert, approximately 35 miles east of Brawley and 45 miles northwest of Yuma, Arizona. Yuma is an established city of approximately 85,000 people located just north of the Mexican boarder.

Mesquite is well supported by existing infrastructure, including state highway 78 that passes close to the mine, grid electric power and the Southern Pacific Rail Road.

There has been intermittent mining in the area since the late 1800s. Modern development started in the early 1980s - the mine was opened in 1986 and operated continuously until May 2001. Since then, gold production from the leach pads has continued without interruption.

During its twenty year operating life, Mesquite has been owned by five different companies. Gold Fields Mining Corporation, the US arm of UK-based mining house Consolidated Goldfields, developed the mine in the early-mid 1980s. Shortly after Mesquite opened, an attempted hostile takeover of Newmont Mining, an affiliate of Consolidated Goldfields, resulted in that company increasing its holding in Newmont to 49% and focusing its efforts on restructuring Newmont.

In weakened form, Consolidated Goldfields then became the target of a hostile takeover attempt by Minorco, the international arm of the Anglo American group. Hanson, the UK-based conglomerate, acted as white knight - Mesquite was transferred to Hanson Natural Resources. However, Hanson was never really interested in precious metals and subsequently exchanged the wholly owned gold operations for assets held by Santa Fe. At the same time, Hanson's interest in Newmont was exchanged for other assets held by Sir James Goldsmith.

In 1997, Newmont acquired Santa Fe Gold. Presentations at the time indicated that the acquisition was centered on Santa Fe's Nevada projects and extensive property portfolio.

Thus, in the space of eleven years, ownership of Mesquite passed from Consolidated Goldfields to Hanson, to Santa Fe, and then to Newmont. Furthermore, during the first three years its owners were caught-up in rebuffing two attempted hostile takeovers. For this reason, the mine became something of an orphan.

Since 1986, Mesquite has produced approximately three million ounces of gold from an estimated four million ounces placed on the leach pads. After mining ceased in May 2001 and ore stacking was completed in August of that year, production has continued from ore previously placed on the leach pads.


================================================================================
Western Goldfields, Inc.                                                  Page 4
proteus                                       Information Summary - October 2004
capital corp   -----------------------------------------------------------------


                              MESQUITE LOCATION MAP


                               [GRAPHIC OMITTED]




================================================================================
Western Goldfields, Inc.                                                  Page 5
proteus                                       Information Summary - October 2004
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Mining took place in three major pits - Big Chief to the northwest of the property, Rainbow to the northeast, and Vista to the southeast. Mine infrastructure was based in the center of the property, feeding three distinct areas of leach pads located to the south on the pediment. Gold recovery and leach pad infrastructure is located to the northeast of the three pad areas, to the south of the mine infrastructure.

Mesquite mined a total of 446 million tons of rock, comprising 154 million tons of ore and 292 million tons of waste, including 5 million tons of clay stockpiled for future activities. The average strip ratio, including clay as waste, was 1.89:1 and the average ore grade was 0.026 oz/t.

Total gold production through August 31, 2004 was 2.991 million ounces of gold. During the first half of 2004, WGI reported production of 15,500 ounces, or an annualized rate of more than 30,000 ounces.


                          AERIAL VIEW OF MESQUITE MINE
                                  (CIRCA 1998)


                               [GRAPHIC OMITTED]


================================================================================
Western Goldfields, Inc.                                                  Page 6

                                            MESQUITE OPERATIONS

                               Total rock      Clays                                            Contained
                                 mined      stockpiled   Strip ratio   Ore mined    Ore grade      gold
                                  (t)           (t)                       (t)         (oz/t)       (oz)
MINING OPERATIONS
  BIG CHIEF
    Crushed oxide                                                       43,354,329       0.039  1,697,965
    Crushed sulfide                                                      2,612,111       0.064    166,529
    ROM oxide                                                           40,991,395       0.016    645,699
    ROM sulfide                                                          1,691,552       0.027     45,017
                                                                      ------------  ----------  ----------
                               262,769,800      808,571         1.96    88,649,387       0.029  2,555,210

  RAINBOW
    Crushed oxide                                                        9,363,134       0.025    234,110
    Crushed sulfide                                                          1,317       0.021         28
    ROM oxide                                                            4,402,445       0.013     58,814
    ROM sulfide                                                             26,905       0.040      1,075
                                                                      ------------  ----------  ----------
                                26,385,724            -         0.91    13,793,801       0.021    294,027

  VISTA
    Crushed oxide                                                       16,127,307       0.030    481,814
    Crushed sulfide                                                        250,072       0.040      9,904
    ROM oxide                                                           30,530,254       0.016    483,684
    ROM sulfide                                                          2,989,616       0.037    109,214
                                                                      ------------  ----------  ----------
                               150,436,264    3,973,819         2.01    49,897,249       0.022  1,084,616

  CHEROKEE
    Crushed oxide                6,261,247            -         2.75     1,671,247       0.031     52,392

  TOTAL
    Crushed oxide                                                       70,516,017       0.035  2,466,281
    Crushed sulfide                                                      2,863,500       0.062    176,461
    ROM oxide                                                           75,924,094       0.016  1,188,197
    ROM sulfide                                                          4,708,073       0.033    155,306
                                                                      ------------  ----------  ----------
                               445,853,035    4,782,390         1.89   154,011,684       0.026  3,986,245

  GOLD PRODUCTION TO 6/30/03                                                                    2,976,513
    Recovery to date                                                                                 74.7%

Existing reclamation and closure bonds total $7.0 million, comprising $2.5 million for reclamation and $4.5 million closure costs. Newmont estimated the actual cost of remediation conducted in-house to be approximately $5.4 million. These reclamation and closure costs are covered by an environmental insurance policy with AIG, one of the world's largest insurance companies, that provides coverage for costs up to $14 million and enables WGI to fund reclamation from the policy - i.e., WGI fully funded the ultimate reclamation and closure of upon acquisition of the mine.



================================================================================
Western Goldfields, Inc.                                                  Page 7
proteus                                       Information Summary - October 2004
capital corp   -----------------------------------------------------------------


MINE EXTENSIONS
Newmont identified six mine expansions and developed mine plans for four of them. After closing the acquisition, WGI commenced a review of the data collected during the previous twenty years. WGI's approach has been to focus on areas that offer the potential for rapid payback. In contrast, Newmont was seeking sufficient tonnage that it could achieve a 200,000 ounce a year production level.


                          MESQUITE MINE EXPANSION PLANS


                               [GRAPHIC OMITTED]


WGI has focused its attention on the northern extension to the Big Chief pit, where it has completed a positive internal scoping study and is now moving to independent feasibility with production anticipated by mid-2005. This was one of the areas where Newmont did not complete a full mine plan. Indeed, WGI plans additional drilling to further delineate the resource in the area.


================================================================================
Western Goldfields, Inc.                                                  Page 8
proteus                                       Information Summary - October 2004
capital corp   -----------------------------------------------------------------


BIG CHIEF NORTH
There are three zones within Big Chief North - high grade, lower grade, and areas where there is insufficient data to classify the material. In addition, to the west of Big Chief North wide spaced drilling indicates the potential for further expansion.

                           BIG CHIEF NORTH GRADE MODEL


                               [GRAPHIC OMITTED]


In an internal report completed in August 2004, WGI calculated mineralized material totaling 9.6 million tons grading 0.033 ounces of gold per ton in zones 1 and 2 within an overall mineralized envelop of 19.7 million tons grading 0.022 ounces of gold per ton. Of the 9.6 million tons in zones 1 and 2, WGI estimates that 5.2 million tons grading 0.032 ounces of gold per ton are mineable at a strip ratio of 2.91:1. This includes a "starter pit" totaling 1.6 million tons grading 0.038 ounces of gold per ton.

These numbers highlight several areas for additional potential:

     - Additional drilling may enable more of the 9.6 million tons of mineralized material to be included within the mine plan.

     - Some of the zone 3 material may be mineable, which would reduce the strip ratio and increase the projected production.

     - The high grade zone 1 was capped at 0.4 ounces of gold per ton, which may not fairly reflect the high grade potential.

     - Selective mining and processing of the high grade material may result in enhanced recovery from these areas.

WGI has completed an internal scoping study that contemplates mining Big Chief North. This internal study is currently being verified by an independent technical report to Canadian National


================================================================================
Western Goldfields, Inc.                                                  Page 9
proteus                                       Information Summary - October 2004
capital corp   -----------------------------------------------------------------


Instrument 43-101 standards that should be completed by the end of 2004 at which time the Company will make a formal decision about proceeding with the project. Upon receiving a positive receommendation, the definitive operating plan will be submitted to the regulatory authorities and the Company anticipates starting mining at Big Chief North within six months.

WGI's current evaluation indicates that North Big Chief can be placed into production for a capital cost of less than $10 million. Most of the capital cost is the acquisition of a two-stage crushing system and a conveyor and radial stacker. All of this equipment will be used in further mine expansions.
Indeed, the only capital directly related to Big Chief North comprises pad expansions (approximately $1.5 million), drilling and pre-strip at Big Chief North (approximately $2.25 million).

In its economic analysis, WGI has amortized the total capital over anticipated production of approximately 128,000 ounces. The potential for further enhancements comes from:

     -    Amortization of much of the capital over additional production.

     -    Expansion of Big Chief North.

     - Transfer of "waste" to "ore" within the initial mine plan at Big Chief North.

     -    Selective mining and processing of high grade material.

     -    Reduction in unit operating costs.


ECONOMIC ANALYSIS
Even on the current assumptions that exclude the upside potential outlined above, Big Chief North appears to be economically viable on a stand-alone basis. It is important to understand that this economic analysis allocates mine site general and administrative costs of $165,000 per month to Big Chief North, although the expenditure reflects both the continuing leach operations and preparation for additional expansions. As previously stated, as much as 60% of the capital costs should be allocated across the whole project, and not just to Big Chief North. Combined, these "project" costs represent a burden of as much as $10 million against Big Chief North.

Even with these burdens, the initial economics indicate that Big Chief North has the potential at a gold price of $400 per ounce to return a profit of approximately $8.5 million after payback of capital. If 50% of the project costs were allocated to Big Chief North - which may still be conservative given the scale of the other expansion projects - the return after payback could be in excess of $11.5 million.

Cash operating costs, excluding royalties, are projected to be at approximately $230 per ounce in the first three months of commercial production and the Big Chief North operations are projected to pay back twice the investment and to generate a better than 60% internal rate of return.

Even on a stand-alone basis, the internal scoping study indicates total costs, including amortization of all capital and expensing of all direct costs at Mesquite, of approximately $340 per ounce. Again, in view of the other potential expansions at Mesquite, we consider this to be an unfairly conservative number but it indicates that Big Chief North has the potential to more than fully pay for itself and fully support other developments at Mesquite.


================================================================================
Western Goldfields, Inc.                                                 Page 10
proteus                                       Information Summary - October 2004
capital corp   -----------------------------------------------------------------


                                          SUMMARY OPERATING AND ECONOMIC ANALYSIS

                                            BIG CHIEF NORTH - STAND ALONE BASIS

                                   Input       Q2           Q3           Q4         Q1         Q2         Q3         Q4
OPERATIONS
  Rock mined                                        -    2,653,430   2,653,430   2,653,430  2,653,430  2,653,430  2,653,430
  Ore mined                                         -      153,794     538,965     710,248    801,238    637,266    693,908
  Waste mined                                       -    2,499,636   2,114,465   1,943,182  1,852,192  2,016,164  1,959,522

  Strip ratio                                       -        16.25        3.92        2.74       2.31       3.16       2.82

  One stage crush                   50.0%           -       76,897     269,483     355,124    400,619    318,633    346,954
  Two stage crush                   95.0%           -       73,052     256,008     337,368    380,588    302,701    329,606
                                           --------------------------------------------------------------------------------
    Total screened/crushed                          -      149,949     525,491     692,492    781,207    621,334    676,560
                                           --------------------------------------------------------------------------------
  Gold grade                                        -

  Mined gold                                        -        0.049       0.032       0.037      0.031      0.030      0.030

  Gold produced                                     -        3,282      11,256      17,692     20,334     15,653     15,337
  Residual Leach gold production                    -        3,807       3,264       2,798      2,398      2,056      1,763
                                           --------------------------------------------------------------------------------
  Total gold production                             -        7,089      14,519      20,491     22,732     17,709     17,100
                                           --------------------------------------------------------------------------------

  Gold revenue                       400            -    2,835,679   5,807,763   8,196,297  9,092,737  7,083,729  6,840,073
    CA royalty                     5.000            -       35,446      72,597     102,454    113,659     88,547     85,501
    Other royalties                  5.3%           -      150,291     307,811     434,404    481,915    375,438    362,524
  Net revenue                                       -    2,649,942   5,427,355   7,659,440  8,497,163  6,619,745  6,392,048

COSTS
  Drill & blast                    0.188            -      498,845     498,845     498,845    498,845    498,845    498,845
  Mining -- ore                    0.900            -      138,415     485,069     639,223    721,114    573,539    624,517
  Mining -- waste                  0.780            -    1,949,716   1,649,283   1,515,682  1,444,710  1,572,608  1,528,427
                                           --------------------------------------------------------------------------------
    Total mining                                    -    2,586,976   2,633,196   2,653,750  2,664,669  2,644,992  2,651,789
                                           --------------------------------------------------------------------------------

  Crush (each stage)               0.285            -       63,555     222,727     293,510    331,112    263,350    286,757
  Rehandle                         0.025            -        3,845      13,474      17,756     20,031     15,932     17,348
  Convey and stack                 0.170            -       26,145      91,624     120,742    136,210    108,335    117,964
                                           --------------------------------------------------------------------------------
    Total crushing/stacking        0.676            -       93,545     327,825     432,008    487,353    387,617    422,070
                                           --------------------------------------------------------------------------------

  Leach, excluding cyanide         0.316            -       48,599     170,313     224,438    253,191    201,376    219,275
  Cyanide                          0.224            -       34,450     120,728     159,096    179,477    142,748    155,435
  Residual Leach                                    -      525,000     525,000     525,000    525,000    525,000    525,000
  Precipitation                    0.802            -      123,343     432,250     569,619    642,593    511,087    556,514
  Refinery                         1.909            -       13,533      27,718      39,117     43,395     33,807     32,644
                                           --------------------------------------------------------------------------------
    Total                                           -      744,925   1,276,009   1,517,270  1,643,656  1,414,018  1,488,869
                                           --------------------------------------------------------------------------------

  Mine administration                               -      570,000     570,000     570,000    570,000    570,000    570,000
                                           --------------------------------------------------------------------------------

TOTAL COSTS                                         -    3,995,446   4,807,030   5,173,028  5,365,678  5,016,627  5,132,728
                                           --------------------------------------------------------------------------------

OPERATING CASH FLOW                                 -   (1,345,503)    620,325   2,486,412  3,131,485  1,603,117  1,259,321
                                           --------------------------------------------------------------------------------
    Cumulative                                      -   (1,345,503)   (725,179)  1,761,233  4,892,718  6,495,835  7,755,156
                                           --------------------------------------------------------------------------------

CAPITAL EXPENDITURE
  Crusher/conveyor                          3,445,000            -           -           -          -          -          -
  Pad construction                            767,500      767,500           -           -          -          -          -
  Other                                       550,000            -           -           -          -          -          -
                                           --------------------------------------------------------------------------------
    Total                                   4,762,500      767,500           -           -          -          -          -
                                           --------------------------------------------------------------------------------

  Environmental & Reclamation               1,114,856            -           -           -          -          -          -
  Exploration drilling                        200,520            -           -           -          -    240,000    160,000
                                           --------------------------------------------------------------------------------
    Total                                   1,315,376            -           -           -          -    240,000    160,000
                                           --------------------------------------------------------------------------------

                                            6,077,876      767,500           -           -          -    240,000    160,000
                                           --------------------------------------------------------------------------------

OPERATING FREE CASH                        (6,077,876)  (2,113,003)    620,325   2,486,412  3,131,485  1,363,117  1,099,321
                                           --------------------------------------------------------------------------------

                                                            Total
                                                            Q2'05-
                                      Q1          Q2        Q2'07
OPERATIONS
  Rock mined                       2,653,430   1,744,118  20,318,128
  Ore mined                          866,664     794,630   5,196,713
  Waste mined                      1,786,766     949,488  15,121,415

  Strip ratio                           2.06        1.19        2.91

  One stage crush                    433,332     397,315   2,598,357
  Two stage crush                    411,665     377,449   2,468,439
                                   ---------------------------------
    Total screened/crushed           844,997     774,764   5,066,795
                                   ---------------------------------
  Gold grade

  Mined gold                           0.027       0.032       0.032

  Gold produced                       18,222      21,214     128,098
  Residual Leach gold production       1,018           -      20,389
                                   ---------------------------------
  Total gold production               19,240      21,214     148,487
                                   ---------------------------------

  Gold revenue                     7,695,832   8,485,593  59,394,761
    CA royalty                        96,198     106,070     742,435
    Other royalties                  407,879     449,736   3,147,922
                                   ---------------------------------
  Net revenue                      7,191,755   7,929,786  55,504,404
                                   ---------------------------------

COSTS
  Drill & blast                      498,845     327,894   3,819,808
  Mining -- ore                      779,998     715,167   4,677,042
  Mining -- waste                  1,393,677     740,601  11,794,704
                                   ---------------------------------
    Total mining                   2,672,520   1,783,662  20,291,553
                                   ---------------------------------

  Crush (each stage)                 358,149     328,381   2,147,542
  Rehandle                            21,667      19,866     129,918
  Convey and stack                   147,333     135,087     883,441
                                   ---------------------------------
    Total crushing/stacking          527,148     483,334   3,160,901
                                   ---------------------------------

  Leach, excluding cyanide           273,866     251,103   1,687,067
  Cyanide                            194,133     177,997   1,195,808
  Residual Leach                     350,000           -   3,500,000
  Precipitation                      695,065     637,293   4,298,155
  Refinery                            36,728      40,497     280,893
                                   ---------------------------------
    Total                          1,549,791   1,106,891  10,961,923
                                   ---------------------------------

  Mine administration                570,000     570,000   4,700,000
                                   ---------------------------------

TOTAL COSTS                        5,319,460   3,943,886  39,114,377
                                   ---------------------------------

OPERATING CASH FLOW                1,872,295   3,985,900  16,390,026
                                   ---------------------------------
    Cumulative                     9,627,451  13,613,351  16,390,026
                                   ---------------------------------

CAPITAL EXPENDITURE
  Crusher/conveyor                         -           -   3,445,000
  Pad construction                         -           -   1,535,000
  Other                                    -           -     550,000
                                   ---------------------------------
    Total                                  -           -   5,530,000
                                   ---------------------------------

  Environmental & Reclamation              -           -   1,738,091
  Exploration drilling                     -           -     600,520
                                   ---------------------------------
    Total                                  -           -   2,338,611
                                   ---------------------------------

                                           -           -   7,868,611
                                   ---------------------------------

OPERATING FREE CASH                1,872,295   3,985,900   8,521,415
                                   ---------------------------------


OTHER EXPANSIONS
WGI is currently completing comparably detailed analyses of the other expansion areas. This work program should be completed before the end of 2004, at which time the Company will select the next area for independent engineering. The target areas include both western and southeastern extensions to the Big Chief pit, eastern and western extensions to Vista, and northern and eastern extensions to Rainbow.

In its December 2003 Technical Report to Canadian National Instrument 43-101 standards, Mine Development Associates (MDA) of Reno, Nevada reported in situ mineralized material comprising 42.9 million tons averaging 0.021 ounces of gold per ton. This analysis excluded Big Chief North, described above, as well as Big Chief West and the extensions to Vista. WGI is processing all of the exploration and blast hole data, mining and geological records in order to prioritize its analysis and then focus on detailed mine modeling of each prospective area. The experience at Big Chief North indicates the potential to upgrade both tonnage and grade in large part through careful geological interpretation that was not used in prior models.


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HIGH GRADE POTENTIAL
WGI's review of the comprehensive data accumulated by previous owners through twenty years of exploration and operation has already identified numerous high grade zones throughout Mesquite. As was typical at open pit heap leach mines developed during the 1980s, prior operators treated Mesquite ore as if it were homogeneous. However, as other operators have discovered elsewhere in the western US, what was considered to be homogeneous often included high grade material that could be processed separately to achieve significantly higher recovery with minimal additional cost. WGI's management is experienced in precisely this reinterpretation and is bringing this new perspective to its understanding of Mesquite.

In one area - Big Chief South/Bay Horse - the Company has found numerous intercepts in drilling conducted by previous operators that exceed 1.0 ounces of gold per ton. Examples include:

     - MR-3052 - 80 feet averaging 0.67 ounces of gold per ton including 30 feet averaging 1.71 ounces of gold per ton.

     - SM-1404 - 50 feet averaging 0.96 ounces of gold per ton including 10 feet averaging 4.41 ounces of gold per ton.

     - SM-1970 - 10 feet averaging 3.88 ounces of gold per ton including 5 feet averaging 7.50 ounces of gold per ton.

     - MR-2793 - 50 feet averaging 0.37 ounces of gold per ton including 10 feet averaging 1.74 ounces of gold per ton.

These drill hole locations are shown on the map below.


                               [GRAPHIC OMITTED]


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The Company intends to evaluate these and similar zones, primarily by drilling, to determine whether grade control in open pit mining and/or development of underground reserves may be possible. This approach has not been considered in the past, and could add substantially to future production.


LEACH PRODUCTION
Gold production from the existing heap leach pads has continued longer, and total gold recovery is greater than originally expected. Extensive review of the operating data indicates several factors that contribute to the stable production profile:

     - A significant fraction of gold is coarse, and some is visible to the naked eye, which will require extended leaching for full recovery.

     -    Blast holes that assayed greater than 0.10 oz/t gold were cut to a
          0.10 oz/t. Western is reviewing this data to understand the potential underestimation of the ore grade placed on the leach pads.

     -    Blast hole assays were conducted using a partial dissolution analysis
          (MIBK) instead of a fire assay. This method tends to underestimate grade since not all of the gold in the sample is digested, especially when there is coarse gold. Tests at Mesquite indicate that the MIBK assays may be less than 95% of fire assays. If this error applies to all the ore mined, the total gold placed on the pads may have been at least 200,000 ounces more than currently estimated.

     - When the crushing plant was operating before switching to 100% run-of-mine ore, there were problems with sampling that may have resulted in the underestimation of gold grade to the pads.

     - Several engineers estimated and revised ore reserves over the many years of operation. Many different tonnage factors were used but they generally appear to be high, thus underestimating the amount of ore placed on the heaps that, in turn, would underestimate the amount of gold placed in the pads.


OTHER OPPORTUNITIES
During its ownership of Mesquite, Hanson recognized that southern California is a facing a challenge to find landfills for residential, non-hazardous waste. Hanson developed an initial concept of filling the Mesquite pits with waste, which could then be covered and sealed.

The plan has evolved during the past decade. The County Sanitation District of Los Angeles County has developed and permitted a plan to create a 100-year landfill that, when completed, will be the largest residential waste disposal in the United States. Waste will be dumped on lined pads on the pediment to the southeast of the Mesquite pits, ultimately including the southern sections of the leach pads. The waste dumps will utilize much of the material mined at Mesquite as liner and seal - each cell of the landfill will be sealed as it is completed. The area of the landfill is shown in pale blue on the claim map on Page 17 of this report.

Mine operations have preferential rights throughout the property until 2078.
The landfill has numerous potential benefits for Mesquite, including contract mining and processing of material such as clay, waste and leached ore. Much of the infrastructure at the property is likely to be retained by the landfill, and on-going monitoring will be taken over by the landfill once Mesquite has met certain reclamation standards. Western is in the early stages of fully defining the potential economic benefits of the landfill development.


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Western Goldfields, Inc.                                                 Page 13
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MESQUITE ACQUISITION SUMMARY
WGI's acquisition of Mesquite was a cashless transaction involving the assumption by WGI of reclamation and closure liabilities and the issuance of stock by WGI to Newmont. WGI secured a comprehensive environmental policy from AIG that supports the closure costs and provides reclamation bonding. Most of the policy is provided in a single premium policy. The premium was funded through a project financing facility from RMB Resources, the merchant banking arm of one of South Africa's largest financial institutions, together with some of the proceeds from an equity raise of $10 million comprising 12.5 million units each consisting of two shares and one warrant to buy a share at $1.00.

More specifically:

     - WGI assumed reclamation and closure liability at Mesquite, estimated at approximately $6.0 million.

     - WGI posted bonds totaling $7.8 million, since reduced to $7.0 million, in reclamation and closure bonds with the appropriate State and Federal agencies. These bonds were provided as part of a comprehensive environmental insurance policy with AIG and do not require cash backing by Western.

     - WGI agreed to pay to Newmont 50% of the operating profits derived from gold produced from material on the leach pads as at closing.

     - WGI agreed to pay to Newmont a royalty of between 0.5% and 2.0%, depending on specific location, on gold produced from newly mined ore.

     - WGI issued to Newmont 3.4 million shares of common stock plus warrants to acquire 8.1 million shares of WGI's common stock at $1.00 per share

The AIG reclamation and closure policy will fund the costs of closing the operations. Under these policies, AIG is responsible for cost overruns but any cost saving compared with AIG's budget will be returned to WGI. In addition, AIG provides support for the associated bonds and, under separate policies, provides comprehensive environmental liability insurance to cover past or future risks.


MESQUITE BACKGROUND

GEOLOGY
Mesquite is comprised of two sub-parallel, Oligocene-age ore bodies. Gold mineralization is hosted in Mesozoic gneisses that are intruded by biotite/muscovite rich granites. The district is covered by up to 200 feet of Tertiary and Quaternary sediments, shed from the south slope of the Chocolate Mountains. Gold mineralization is bound by post mineral faulting related to the Neogene San Andreas fault system.

STRATIGRAPHY
Mesquite is hosted by a Jurassic-aged gneiss and pluton terrain. The stratigraphic sequence is (from bottom to top): mafic, hornblende-biotite, and biotite gneiss overlain by Bay Horse Quartzite, and Muscovite Schist. These units have been crosscut by a number of quartz, feldspar, biotite and muscovite-rich granite sills, plutons, and dikes. The gneiss units are present in a shallowly dipping stratigraphic sequence, offset by numerous high and low angle faults. This package is locally overlain by up to 400 feet of Tertiary lithified silts, sands, and gravels; and unconsolidated Quaternary gravels.


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Western Goldfields, Inc.                                                 Page 14
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STRUCTURE
There are three main structural components; in order of decreasing age:

     - Northwest strike, shallow dip to the southwest, reverse faults consisting of a 5-10 foot thick zone of pale green gouge and commonly separate mineralized, strongly fractured gneiss in the hanging wall and un-mineralized gneiss in the footwall. These structures appear to predate alluvium deposition.

     - East-west strike, near vertical, right-lateral strike slip faults between which dilational extension probably occurred. These faults show evidence of reactivation, and offset the Tertiary-Bedrock contact.

     - Northwest strike, near vertical faults with relatively small offsets, which reflect the primary distribution of gold mineralization.

     - Northeast strike, near vertical normal faults that offset all other structural elements and the alluvial overburden.

These structures have provided both conduits and offsets to the ore bodies found at Mesquite. The high-angle northwest structures appear to have the greatest control on gold distribution, while the high-angle northeast faults have offset the ore bodies in a stair step fashion. Finally, the system is bounded the northwest-southeast striking San Andreas parallel structures that terminate known mineralization to the southwest and northeast.


MINERALIZATION
Gold mineralization at Mesquite was deposited in an epithermal setting, within 500-1000 feet of the surface. The majority of economic mineralization is found in the biotite gneiss and hornblende biotite gneiss, while mafic gneiss and intrusive rocks are generally less mineralized. Gold mineralization is both disseminated and vein-stockwork hosted within these units. The majority of the vein-stockwork types are fault controlled, with moderate to steep dip.

Gold occurs as both submicron disseminated and coarse gold. All documented gold occurrences are native gold, and classification has been based on silver content and grain size. A silver-free native gold is the most common type in the oxidized zone. It occurs in particles less then 5 microns in size, although clusters up to 100 microns are common in fault zones.

A second type is the silver-bearing (5-20%) coarse (10-600 microns) gold. The average size is 30-50 microns and it is typically found in the unoxidized zone, and only occasionally in the oxidized zone. Silver-bearing gold is associated with quartz-adularia pyrite veins containing arsenopyrite, magnetite, and chalcopyrite.

Visible gold has been identified throughout Mesquite. Small flakes, less than 50 micron, of free "flour" gold have been found within the oxidized gouge and clay fault zones. The flour gold is thought to be a result of re-mobilization during oxidation and is supergene in nature. Gold is typically associated with titanium oxides (rutile) and hematite. These zones are limited in extent but can be extremely high grade - typical gold values range from 1.0 to 2.0 oz/t gold; with a high of 36 oz/t Au recorded.

Coarse-grained hypogene gold has also been noted with more frequency and larger size in the unoxidized portion of the deposits. Recent test work on non-oxidized ore indicates that 65-78% of the gold is liberated free milling gold, 13% is associated with refractory sulfide minerals, and the remainder is associated with iron oxides and carbonates. Coarse gold generally occurs as


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Western Goldfields, Inc.                                                 Page 15
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electrum within quartz veins (occluded and void fill), while the refractory portion is found within overgrowth rims of arsenopyrite, chalcopyrite, and pyrite.


MINING METHODS
In 1986, the first full year of mining, a total of 8.7 million tons of material was mined at an average rate of approximately 30,000 tons per day. Production increased to a peak of 45 million tons in 1997, a rate of 132,000 tons per day. Mining ceased in May 2001.

Benches, 30 feet in height, were drilled with rotary blasthole drills on a 24-foot square grid. 7-7/8" diameter holes were drilled to a depth of 35 feet allowing five feet of sub-drill to adequately break the toe. Once the holes were loaded and back-filled with drill cuttings, the holes were "tied in" using non-electric surface delay detonators. A timed delay between firing of adjacent holes reduces the energy released at any one time and is necessary to minimize damage to the pit wall. Approximately one fifth of a pound of blasting agent was required for every ton of rock blasted.

Loading was accomplished with two 24-cubic yard capacity hydraulic shovels. A fleet of up to 150-ton haulage trucks transported ore to leach pads approximately three miles away. Waste material was transported to a nearby in-pit overburden/waste stockpile or backfilled into sterilized pits.


ORE CONTROL
Ore zone determination was accomplished by interpolation of the 24-foot spaced blasthole assay values. Samples were collected for each blasthole using a through-the-deck rocket sampler. Approximately 30 pounds of drill cuttings were collected from each blasthole and were assayed for total gold using MIBK method. Hole locations were surveyed before blasting and were matched with the assay value.

This data was then assigned a value of one (ore) if the assay value met the economic pit cutoff or zero (waste) if the value did not meet the economic pit cutoff. Ordinary Kriging was used to interpolate the ore/waste probability value. This provided a mathematical tool to determine the ore/waste split. Interpolating a value between 0 and 1 in the blocks of the model allows discrimination within a probability contour. An interpolated ore/waste value of ..5 equates to a 50 percent probability that the block is ore. Values between .3 and .4 were used for contour generation. The ore control block model consisted of 25' x 25' x 30' blocks.

Once the ore/waste value was interpolated, blocks that met the ore/waste probability value were interpolated again using the gold assay values with inverse distance interpolation to determine the gold grade in the ore blocks. Only blast hole values found within the blocks determined to be ore in the ore/waste interpolation were used to determine the grade of these blocks. Mineable polygons were drawn around the ore blocks and were staked in the pit and mined appropriately. Target was a run-of-mine property, therefore ore control determinations are ore or waste. Mintec's MEDSYSTEM software mining package was used at Mesquite.


PROCESS FLOW
Mesquite placed run-of-mine ore in heaps on double-lined designed pads. The total heap height exceeds two hundred feet, consisting of up to seven, thirty-foot lifts. Each layer was leached for an initial duration of about 120 days. Following the initial leach, the heap rests and was considered inactive. The leach solution continued extracting residual gold values not recovered during the primary leach. When subsequent lifts were placed above these inactive ores and


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Western Goldfields, Inc.                                                 Page 16
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leached, the leach solution passing down through the resting ore collected the residual gold along with the gold recovered through the primary leaching of the topmost ore heap.

In 1996, the Mesquite crusher circuit was deactivated following several large-scale column and pilot heap leach tests that indicated gold recovery from run-of-mine ore was similar to that obtained from crushed ore.

Leach solution is applied to ores using a matrix of drip emitter tubing that distributes the leach solution evenly over the heap. The emitters are spaced on thirty-inch centers. Typically, there are between three and four million square feet under leach, for an application rate of between .001 and .002 gallons per minute per square foot, which allows even leaching of the gold ore reducing the effects of the solution channeling through the heap or ponding on top of the heap.

The gold solutions that drain from the heaps are divided into two streams: higher-grade stream flows to the pregnant pond, and then pumped to one of three sets of carbon columns. The amount of heap drainage diverted to the pregnant ponds is equivalent to the total flow capacity of the three column trains. Any excess solution draining from the heaps reports to the intermediate pond and is re-circulated directly back to the leach heap.


                                MESQUITE CLAIMS


                               [GRAPHIC OMITTED]


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Western Goldfields, Inc.                                                 Page 17
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While the leach solution cascades down one of three, five-column trains, the carbon advances counter-current or up the column train. The carbon is removed from the top columns when the gold loading is between 100 and 150 oz. per ton. Gold is removed from the carbon using a hot cyanide-caustic strip solution that flows into electro winning chambers where the gold is deposited on stainless steel mesh cathodes. Periodically, the "sludge" is removed from the cathodes, dried, mixed with flux and smelted into a gold-rich dor .


CAHUILLA GOLD PROJECT

PROPERTY AND OWNERSHIP
On June 3, 2003, Western Goldfields announced it had secured a letter of intent for the Cahuilla gold project in Imperial County, California, the majority of which is situated on the Torres Martinez Desert Cahuilla Indian Reservation. The Company has the sole right to explore and develop the Tribal lands and may use the assistance of a joint venture partner if necessary. Currently, the Cahuilla project contains a mineral resource of approximately 856,000 ounces of gold that will most likely be expanded significantly by additional exploration, as the mineralization is completely open in all directions along strike and at depth.


                               [GRAPHIC OMITTED]


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Western Goldfields, Inc.                                                 Page 18
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GEOLOGY & MINERALIZATION
The Cahuilla project is localized along the western edge of the Salton Trough, which is characterized by active crustal extension within the San
Andres-Modoc-San Jacinto fault system. The Modoc Fault is the most important geologic feature at Cahuilla, and Jurassic quartz monzonite comprises the footwall block in the project area. The hanging wall is composed of the Quaternary Palm Springs Formation, a succession of fine- to coarse-grained clastic sediments, rhyolite, siliceous sinter and fanglomerates.

Both the quartz monzonite and Palms Springs Formation host ore-grade mineralization. The northwest to east-west trending Modoc Fault along with north-south and east-west trending subvertical faults host higher grade mineralization and represented pathways for the hydrothermal precious metal-rich solutions.

An extensive, disseminated lower-grade halo surrounds the higher-grade gold values. Mineralization is known to extend for approximately two miles along the
strike of the Modoc Fault and more than   mile south of this important geologic
feature.

Two dominant styles of gold mineralization are recognized at Cahuilla and include: 1) flat, tabular, extensive bodies disseminated in Palm Springs sediments and volcanics; and 2) structurally controlled, stockwork-associated, higher-grade sheeted quartz veins along fault zones. Intense, widespread silicification commonly accompanies precious metal mineralization. Argillization occurs along the Modoc fault zone, which resulted from both paleo-hot springs activity and younger supergene alteration of unsilicified material.


                               [GRAPHIC OMITTED]


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PREVIOUS EXPLORATION
Historically, gold was produced from several mines located in the vicinity of Cahuilla beginning in 1897. Mining activities are believed to have originated in the Cahuilla deposit area as early as 1912. Since the late 1980's, an estimated $5 million has been spent on gold exploration in the Cahuilla area, with work performed by companies including Homestake, Newmont and Kennecott. Homestake and Newmont conducted exploration on private lands adjacent to the Reservation but were unable to reach an agreement with the Torres Martinez Indians to lease Tribal lands. Kennecott was successful in executing an exploration/mining agreement with the Tribe but relinquished the project when Rio Tinto PLC acquired the company.

The Torres Martinez Tribe is credited with drilling the discovery hole which contains 240 feet at a grade of 0.112 oz/t gold from 85 to 325 feet including two high-grade intercepts of 45 feet of 0.359 oz/t gold and 15 feet of 0.314 oz/t gold. A total of 215 drill holes have been completed on the project to date.

In 1996, Kennecott engaged MDA to perform an independent mineral resource estimation. Calculations based on a 0.010 oz/t gold cut-off-grade indicate that the Cahuilla deposit currently contains approximately 856,000 ounces of gold resources. However, higher-grade mineralization appears to be under-represented because its extent was severely limited due to the wide spaced drill coverage.


DEVELOPMENT PROGRAM AND BUDGET
The many significant high-grade gold intercepts and extensive disseminated nature of mineralization at Cahuilla clearly demonstrate the potential for the development of both an open-pit and underground mining operation. It is also important to note that the Torres Martinez Reservation is a sovereign nation and is pro-mineral resource development, a factor which, in the judgment of management, should greatly assist in obtaining the necessary permits for gold exploration and ultimate mine development.

Western Goldfields has budgeted $1,000,000 for continued development of the Cahuilla gold project, which will be focused on developing the higher-grade resource and spent over the next two years. The Company may also seek a joint venture partner for exploration and development of the extensive, more capital intensive open-pit target.


SUNNY SLOPE GOLD MINE

PROPERTY AND OWNERSHIP
Western Goldfields owns a 100% interest in the Sunny Slope gold mine, which consists of 240 acres of unpatented claims located in Mineral County, Nevada. The Company has outlined a program to put the mine into production and has entered into a letter of intent with 321 Gold Inc whereby 321 Gold Inc can earn a 70% interest in the project by funding it into production; WGI retains certain back-in rights. There are no underlying royalties on the property.

The project is situated at an elevation of about 6,200 feet and is accessible year round by paved and maintained dirt roads. A power line that services a radio tower on the crest of the range to the east passes directly through the Sunny Slope claim block. The mine site also has a sufficiently large area that was prepared for past mining operations; therefore, only minimal surface impacts will be required to construct a new processing plant and other necessary mine facilities.


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Western Goldfields, Inc.                                                 Page 20
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GEOLOGY & MINERALIZATION
The Sunny Slope gold mine is a high-grade, quartz-gold vein system hosted in metamorphosed sedimentary, volcanic and intrusive rocks of the Excelsior Formation. At least two gold-bearing brecciated quartz veins have been identified along northwest trending fault zones. The veins, which are poorly exposed on the surface but easily mapable underground, appear to extend for many hundreds of feet in strike length. The vertical extent of the high-grade veins is unknown because the property has not yet been drill tested.

Although the Sunny Slope gold mine has never been drilled, existing underground exposures of high-grade veins indicate that mineralization is relatively continuous, visually discernible and may be mined efficiently at reasonably low production costs. In addition, the deposit is open at depth and to the northwest and southeast, where high-grade gold may be present beneath a thin layer of colluvium, which currently conceals the entire area.

In addition to the high-grade quartz-gold veins that occur at Sunny Slope, a second target has been identified. The high-grade veins may actually represent the surface manifestation of a much larger gold porphyry system that is concealed beneath the surface. Significant copper-gold porphyry deposits that are associated with Jurassic intrusives are common in the area. Regional geologic mapping suggests that this same intrusive may underlie the rocks that host precious metals at Sunny Slope.

Gold-copper porphyry deposits that are recognized in the area include the Yerington, Pumpkin Hollow and Northern Lights mines. The Yerington Mining District, the most prolific in the area, is approximately 19 miles west-northwest of Sunny Slope and hosts a future copper reserve of greater than one billion tons of 0.4% copper. Anaconda operated the Yerington Mine from the mid-1950s to 1978 and produced 162 million tons of 0.55% copper. The Pumpkin Hollow deposit lies 15 miles northwest of Sunny Slope and hosts a significant high-grade underground copper-gold resource. The Northern Lights Mine, located approximately eight miles north of Sunny Slope, produced copper and precious metals intermittently during the 1900s. Each of these deposits, including Sunny Slope, is situated along a general northwest-trending lineament characterized by many anomalous to ore grade copper-gold occurrences.

In September 1999, Western Goldfields collected channel samples from the vein and structural zone which returned strongly anomalous gold values, including a four-foot sample assaying 0.242 ounces of gold per ton. A separate two-foot channel sample taken from the sheared hanging wall contact of the vein contained
24.752 ounces of gold per ton.

Recent underground exploration and development work conducted in February 2003 identified a new style of mineralization hosted in a three-foot thick shear zone that contained no visible quartz. The channel sample collected across this zone assayed 1.758 ounces of gold per ton. Previous underground mining operations apparently did not recognize this structure as an ore host because the majority of the shear zone remains intact.

Surface and underground geologic mapping indicates that the mineralized veins and shear zones are open both along strike and down dip. The existing underground workings encompass a relatively small area that measures approximately 300 feet laterally by 200 feet vertically. Surface alteration has been recognized for a distance of at least 2,500 feet along the northwest strike of the veins and the quartz veins continue to extend below the deepest underground workings. Therefore, the Company believes both surface and underground exploration drilling will be paramount in delineating additional high-grade ore.


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Western Goldfields, Inc.                                                 Page 21
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PREVIOUS EXPLORATION
Numerous shafts, adits and prospect workings are found in the Sunny Slope project area as well as a well-preserved, historic stamp mill. This relatively large mill facility suggests that the mine was of sufficient size and value to support a substantial mining operation which may have pre-dated the 1900s.

Small-scale underground mining has been conducted in the project area since the early 1900s although no specific records of past production could be located.

In the mid-1990s, Kennecott Corporation ("Kennecott") carried out a surface and underground geochemical sampling program on the Sunny Slope gold mine that returned gold values as high as 11.0 ounces of gold per ton in one sample of vein material. Numerous other hand samples assayed more than 1.0 ounces of gold per ton. Kennecott showed significant interest in the property and was planning to conduct a more detailed surface and underground exploration program, however following the Company's acquisition by Rio Tinto in 1995, the mine did not fulfill the minimal size requirements of the new company and therefore was not acquired.


PRODUCTION PROGRAM AND BUDGET
Western Goldfields' primary objective for the Sunny Slope Gold Mine is to develop an underground mining operation as rapidly as possible. The mine's high-grade gold mineralization is readily accessible on the surface and is complimented by excellent infrastructure. In addition, minimal surface impacts are required to initiate mining operations; therefore, permitting activities should be relatively simple and inexpensive. Because of Sunny Slope's superior geological and operational merits, the Company expects lead time to production to be about 18 months.


LINCOLN HILL MINE

PROPERTY & OWNERSHIP
The Lincoln Hill Mine project is a high-grade, quartz-gold-tourmaline stockwork overprinting a large, moderate-grade, disseminated replacement precious metal mineralizing system. The project consists of one patented and 34 unpatented claims covering 700 acres in the Rochester Mining District and is approximately 12 miles north of Lovelock, Nevada and two miles west of Coeur Rochester's Nenzel Hill gold-silver deposit. The claims were acquired from Mountain Gold Exploration and a private individual under a standard lease option which included a payment of $5,000, a first year work commitment of $10,000 and a 2% net smelter return royalty upon production. WGI entered into a Letter of Intent with Coolcharm Ltd. whereby that company can earn a 60% interest in Lincoln Hill through certain expenditures.

Access to the Lincoln Hill property is via Interstate 80 to Coeur Rochester's paved mine access road followed by light duty dirt roads from the mouth of Rochester Canyon. The project is situated between 5,800 feet and 7,000 feet ASL and is accessible year round.

The property has a well-developed infrastructure established during past mining activities, which includes numerous roads, drill pads and a nearby power line.


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Western Goldfields, Inc.                                                 Page 22
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GEOLOGY & MINERALIZATION
Precious metal mineralization at Lincoln Hill is hosted in Permian age Rochester Rhyolite, which is intensely altered over an extensive area. Multiple gold-silver-bearing mineralizing events have been identified including early regional silicification, pyritization and the introduction of disseminated gold and silver. Later high-grade, coarse gold-bearing quartz-tourmaline stockwork veins and hematitic-clay zones were the focus of previous underground mining operations.

Within the extensively silicified area of disseminated precious metal mineralization, bonanza-grade free gold occurs as pockets, void fillings and disseminations within saccharoidal quartz stockwork-veining and tectonic fault zones. Visible gold specimens can be found on several of the mine dumps. In addition, placer gold deposits have been worked below Lincoln Hill in High Grade Canyon.

Rock chip samples collected by Western Goldfields in 1999 over an extensive area confirmed high-grade gold values hosted in the quartz-tourmaline stockwork veins and hematitic clay zones. Assays ranged from anomalous to 2.04 ounces of gold per ton. Random surface grab samples collected from pervasively silicified outcrops that were void of stockwork mineralization returned assays ranging from anomalous to 0.134 ounces of gold per ton.


PREVIOUS EXPLORATION
The earliest prospecting activity occurred in the Lincoln Hill area during the late 1860's, and in 1912 prospectors discovered very rich, quartz-gold-bearing rock scattered along the flanks of Lincoln Hill. Although specific precious metal production figures are unavailable, the more than 3,000 feet of underground workings demonstrate that a substantial underground mining operation was once in existence.

Many mining companies have conducted significant surface and underground geochemical sampling and geologic mapping programs at Lincoln Hill including Newmont Mining, Coeur d'Alene Mines, Anglo Gold and MK Gold. Multiple high-grade quartz-tourmaline stockwork veins and hematitic clay zones, which were the focus of past underground operations, were identified. These high-grade zones were found to be surrounded by an extensive regional silicification event that deposited widespread disseminated gold and silver mineralization.

Currently, Western Goldfields is compiling a geologic data package based on the results of previous work completed on the property and is conducting a thorough review of the technical information. The Company believes the Lincoln Hill property has the potential to develop into a large, open pit mine as well as a high-grade underground operation.


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Western Goldfields, Inc.                                                 Page 23
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OTHER EXPLORATION PROJECTS
Western holds several other exploration properties in Nevada, including:

     - Pyramid, 100%-owned, is a high-grade silver-gold-lead-zinc vein system hosted in altered volcanic rocks within the prolific Walker Lane structural zone in Churchill County, Nevada. Underground exploration conducted in the 1990s encountered multiple high-grade faces ranging from anomalous to over three ounces of gold per ton and nearly 500 ounces of silver per ton.

     - Koegel Hills, 100%-owned, consists of 70 unpatented claims encompassing 1,400 acres located in Mineral County, Nevada. The project is an extensive copper-gold bearing porphyry system manifested by intense surface alteration that extends for more than six square miles.

     - Corral Canyon, 100%-owned, located in Churchill County, Nevada, was originally discovered in 1861. Gold and other precious and base metal exploration and production have occurred throughout the area. On the Corral Canyon claim block, mining was conducted for gold and titanium in the 1920's and 1930's, and again in the 1970's.

     - Gold Star, 100%-owned, is a high-grade precious and base metal deposit located in Humboldt County, Nevada. Two types of mineralization have been encountered, free gold and copper associated with a skarn and high-grade silver-lead-zinc mineralization hosted in a major east-west trending fault zone.

     - Golden Mile, 100%-owned, comprises a significant portion of a high-grade precious and base metal skarn deposit. Three modes of mineralization are recognized in the district: contact replacement deposits, shear zones containing high-grade gold mineralization; and, disseminated mineralization.

In addition to these Nevada properties, Western Goldfields also controls three properties in northern Idaho, in the eastern portion of the historic Coeur d'Alene Mining District. Mining has been conducted in the Coeur d'Alene Mining District for more than 100 years and is one of the few documented mining areas worldwide to have produced over one billion ounces of silver. The estimated value (in historic prices) of the district's metal production through 1999 is in excess of $5.5 billion dollars. Major producing and past producing mines in the district include the Bunker Hill, Sunshine, Lucky Friday, Galena, Coeur, Page, Standard-Mammoth, Interstate, Hecla, Hercules and Star-Morning.

Western Goldfields also holds a 100% interest in the unpatented claims of the Gold Point project located in Sierra County, California. Prospecting began in the project area during the early 1900's while ore production from the Gold Point vein reportedly began in 1918. According to the California State Mining Report of April 1923, "the mine was processing 60 to 75 tons per day with the ore averaging 0.5 ounces of gold per ton." It is estimated that approximately 100,000 tons of ore were mined through 1948 averaging about 0.30 ounces of gold per ton.

From 1984 to 1990 over $1.5 million was spent on the Gold Point project on underground mine rehabilitation, more than 10,000 feet of diamond drilling and 500 feet of drifting. The majority of this work was conducted by Sierra Gold Development Inc., a subsidiary of Battle Mountain Gold Company. Battle Mountain completed approximately 40 diamond drill holes from different "stations" to cross cut the vein at various locations for delineating mineral resources.
Eight core holes were drilled; seven encountered anomalous gold mineralization. Intercepts ranged from 8.48 feet of 0.081 oz/t gold to 5.39 feet of 1.212 oz/t. Exploration and development drilling indicated that the Gold Point vein is open down dip and that strike potential also remains.


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Western Goldfields, Inc.                                                 Page 24
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
FINANCIAL STATEMENTS

                                      WESTERN GOLDFIELDS, INC
                                    CONSOLIDATED BALANCE SHEETS

                                                                        June 30,     December 31,
                                                                          2004           2003
                                                                      (Unaudited)
                                                                      ------------  --------------
ASSETS
  CURRENT ASSETS
    Cash                                                              $ 2,560,217   $     373,500
    Restricted cash held by investment company                                  -       3,897,229
    Accounts receivable                                                    53,463          17,050
    Loan receivable, net of allowance of $10,000                                -          40,000
    Inventories                                                         2,448,861       2,221,627
    Prepaid expenses                                                      428,212         534,440
    Deposits                                                                4,196         585,000
                                                                      ------------  --------------
      TOTAL CURRENT ASSETS                                              5,494,949       7,668,846

  Mineral Properties                                                            -               -

  Property, plant, and equipment, net of
    accumulated depreciation                                            6,299,106       6,150,509
  Construction in progress                                                222,453          13,303
  Investments - remediation and reclamation                             6,059,254       5,998,994
  Investments - other                                                      43,000          98,510
  Long-term deposits                                                      304,999         300,000
  Long-term prepaid expenses                                            1,387,257       1,482,921
  Deferred loan fees and expenses, net of amortization                    626,522         829,041
                                                                      ------------  --------------

TOTAL ASSETS                                                          $20,437,540   $  22,542,124
                                                                      ============  ==============

LIABILITIES & STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES
    Accounts payable                                                  $   416,631   $     677,585
    Accrued expenses                                                      479,590         257,699
    Accrued expenses - related party                                            -          22,500
    Accrued interest                                                       54,375          65,920
    Loan payable, current portion                                       3,000,000       3,000,000
                                                                      ------------  --------------
      TOTAL CURRENT LIABILITIES                                         3,950,596       4,023,704
                                                                      ------------  --------------

  LONG-TERM LIABILITIES
    Loan payable, net of current portion                                1,500,000       3,000,000
    Reclamation and remediation liabilities                             5,998,994       5,998,994
                                                                      ------------  --------------
      TOTAL LONG-TERM  LIABILITIES                                      7,498,994       8,998,994
                                                                      ------------  --------------

PROVISION FOR FORWARD SALES DERIVATIVE MARKED -
  TO-MARKET                                                               243,980         855,788
                                                                      ------------  --------------

COMMITMENTS AND CONTINGENCIES                                                   -               -
                                                                      ------------  --------------

STOCKHOLDERS' EQUITY
    Preferred stock, $0.01 par value, 25,000,000 shares authorized;
      no shares issued and outstanding                                          -               -
    Common stock, $0.01 par value, 100,000,000 shares authorized;
      38,258,077 and 38,149,078  shares issued
      and outstanding, respectively                                       382,584         381,491
    Additional paid-in capital                                         10,143,492      10,057,384
    Stock options and warrants                                          4,167,232       3,601,478
    Accumulated deficit                                                (5,718,358)     (4,584,552)
    Accumulated other comprehensive income (loss)                        (230,980)       (792,163)
      TOTAL STOCKHOLDERS' EQUITY                                        8,743,970       8,663,638

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $20,437,540   $  22,542,124


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Western Goldfields, Inc.                                                 Page 25
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capital corp   -----------------------------------------------------------------


                                                   WESTERN GOLDFIELDS, INC.
                            CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                              Three Months Ended June 30,        Six Months Ended June 30,
                                                            --------------------------------  -------------------------------
                                                                 2004             2003             2004            2003
                                                             (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)
                                                            --------------  ----------------  --------------  ---------------
REVENUES
  Gross revenue                                             $   2,426,685   $             -   $   5,343,414   $            -
  Royalties                                                      (299,204)                -        (586,435)               -
                                                            --------------  ----------------  --------------  ---------------
    Net revenue                                                 2,127,481                 -       4,756,979                -
                                                            --------------  ----------------  --------------  ---------------

COST OF GOODS SOLD
  Mine operating costs                                          1,773,648                 -       3,675,746                -
  Mine site administration                                        568,027                 -         949,902                -
  Selling, transportation, and refining                             7,814                 -          65,341                -
  Depreciation, depletion & amortization                          294,778                 -         488,379                -
  Inventory adjustment                                           (137,479)                -        (656,563)               -
                                                            --------------  ----------------  --------------  ---------------
    Total cost of goods sold                                    2,506,788                 -       4,522,805                -
                                                            --------------  ----------------  --------------  ---------------

GROSS PROFIT (LOSS)                                              (379,307)                -         234,174                -
                                                            --------------  ----------------  --------------  ---------------

EXPENSES
  General and administrative                                      424,603           126,622       1,087,006          245,774
  Exploration - other                                              56,803            15,375         189,564           28,747
                                                            --------------  ----------------  --------------  ---------------
    Total expenses                                                481,406           141,997       1,276,570          274,521
                                                            --------------  ----------------  --------------  ---------------

OPERATING LOSS                                                   (860,713)         (141,997)     (1,042,396)        (274,521)
                                                            --------------  ----------------  --------------  ---------------

OTHER INCOME (EXPENSE)
  Interest income                                                  40,997                 -          78,897                -
  Interest expense                                                (85,236)                -        (186,705)               -
  Gain on sale of assets                                                                  -          27,132            6,177
  Loss on sale of investments                                     (10,734)                -         (10,734)               -
                                                            --------------  ----------------  --------------  ---------------
    Total other income (expense)                                  (54,973)                -         (91,410)           6,177
                                                            --------------  ----------------  --------------  ---------------

LOSS BEFORE INCOME TAXES                                         (915,686)         (141,997)     (1,133,806)        (268,344)

INCOME TAXES                                                            -                 -               -                -
                                                            --------------  ----------------  --------------  ---------------

NET LOSS                                                         (915,686)         (141,997)     (1,133,806)        (268,344)
                                                            --------------  ----------------  --------------  ---------------

OTHER COMPREHENSIVE INCOME (LOSS)
  Change in market value of securities                            (21,315)            2,448         (50,625)            (785)
  Provision for forward sales derivative marked-to-market         690,148                 -         611,808                -
                                                            --------------  ----------------  --------------  ---------------

    Total other comprehensive income (loss)                       668,833             2,448         561,183             (785)
                                                            --------------  ----------------  --------------  ---------------

NET COMPREHENSIVE LOSS                                      $    (246,853)  $      (139,549)  $    (572,623)  $     (269,129)
                                                            ==============  ================  ==============  ===============

BASIC AND DILUTED NET LOSS PER SHARE                        $       (0.02)  $         (0.02)  $       (0.03)  $        (0.03)
                                                            ==============  ================  ==============  ===============

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                                    38,258,077         9,165,888      38,215,494        9,112,071
                                                            --------------  ----------------  --------------  ---------------


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Western Goldfields, Inc.                                                 Page 26
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MANAGEMENT
THOMAS K. (TOBY) MANCUSO, PRESIDENT, has several years of mining experience and was involved in the successful start-up of four mines in the United States.
From 1997 to 2002 Mr. Mancuso and his consulting firm, Mancuso Resource Development Services, were responsible for mineral project generation, marketing, development and management for various mineral companies, Indian Tribes and private individuals throughout the western United States, Canada and Mexico. He served as Vice President and Chief Operating Officer of Trend Mining Company from March 2001 to September 2002.

From 1997 to 1998, Mr. Mancuso served as the Vice President of Corporate Development for BioHeap Technologies, Inc., which provides biotechnology resources to mining companies and was Manager of Geology and Business Development for Oxidor Gold Corporation.

From 1987 to 1997 he held various positions with Kennecott Corporation including Chief Geologist responsible for the management of multiple precious metal exploration and development projects. He served as Technical Superintendent at Kennecott's Flambeau mine from 1992 to 1993 with responsibilities that included mine start-up and supervision of the engineering, operations and geology departments.

As Chief Geologist at Kennecott's Rawhide Mine from 1987 to 1992 he was responsible for project planning, mine start-up and management of all mine geology and exploration programs. Mr. Mancuso also worked for Freeport McMoRan as a Senior Mine Geologist at the Jerritt Canyon Mine and at FRM Minerals' Getchell project as a mine development consultant. Mr. Mancuso holds a B.S. in geology from Bowling Green State University and a M.S. in geology from the Idaho School of Mines at the University of Idaho.

THOMAS CALLICRATE, DIRECTOR AND CONSULTING GEOLOGIST, specializes in developing and managing generative precious metal exploration programs, conducting property evaluations and discovering economic mineral deposits. Mr. Callicrate has over twenty years experience in domestic and international mineral exploration for platinum group elements, lode and placer gold, silver, base metals, diamond, gemstone deposits and industrial rock products. Most recently he was Vice President of Exploration for Trend Mining Company where he was responsible for initiating a new PGE exploration program throughout the Western U.S., Alaska, Canada and Central and South America. The majority of his experience has involved managing or conducting successful grass-root generative and advanced stage gold-silver exploration programs and property evaluations in the Great Basin region of Nevada, California, Arizona and Oregon. Mr. Callicrate is responsible for the discovery of multiple precious metal deposits in the western United States. He has worked for or been engaged as a consultant for numerous major and junior companies including Kennecott Exploration Company, Newmont Gold Company, U.S. Borax & Chemical Corporation, FMC Gold Corporation, Romarco Minerals, Inc., MK Gold Company, Golconda Resources LTD, J.D. Welsh and Associates, Duke Canyon Mines, Inc., Nevada Land and Resource Company, Nevada Star Resource Corporation, Nevada Gold, and AZCO Mining.


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LARRY O'CONNOR, VICE-PRESIDENT OPERATIONS, has over 20 years experience in the natural resources industry spanning exploration and production geology, mine engineering, process management, and operations general management, including crucial roles involving mine start-up. Prior to co-founding Nevada Colca Gold, Larry spent three-and-a-half years in Mexico as General Manager of Eldorado Gold Corporation's La Colorada mine, where he grew output from 20,000 ounces per year to nearly 60,000 ounces per year. He has operated successfully in Mexico, East Africa and the United States. Mr. O'Connor brings to the company a solid understanding of mine operations, in addition to effectively conducting business in Mexico.

MARK SHONNARD, CHIEF FINANCIAL OFFICER, SECRETARY & TREASURER, brings over 18 years experience in Finance/Administrations and Operations of natural resource and construction companies. Prior to co-founding Nevada Colca Gold, Mark was Controller and Assistant Secretary of a Peruvian subsidiary of BHP-Magma (now Billiton). He was also the Division Controller for Magma in Arizona, Controller for ABM Mining's Pine Tree Project in California, and Controller for Lacana at its open pit gold operation in Nevada.

He has extensive experience in establishing and managing efficient and cost-effective administrative functions. He has managed international treasury and metal sales functions, and the metallurgical accounting systems to maintain tight control on product flow. He has successfully negotiated tax settlements, including a $750,000/year reduction in property tax assessments in the Western US, and has generated multi-million dollar tax planning strategies for operations. He has installed and managed state-of-the-art computer and operating systems in both open pit and underground operations in the U.S. and South America.


INDEPENDENT DIRECTORS
JAMES MANCUSO, CHAIRMAN AND DIRECTOR, is a highly experienced geologist and is currently a Director of TSX-listed Queenstake Resources, Inc., a precious metals exploration and production company, and Chairman and Director of Monterrico Metals plc, listed on the London Stock Exchange. Previously, Mr. Mancuso was President of Chevron Minerals, responsible for exploration, evaluation, development and operations of mineral projects, including the Stillwater platinum/palladium mine, Montana; the East Boulder PGM project, Montana; the Collahuasi copper project, Chile; and the Lisheen zinc deposit, Ireland. From 1985 to 1990, Mr. Mancuso was Vice President, Exploration for Chevron Resources Company where he was responsible for worldwide exploration and acquisition of mineral deposits.

Before joining Chevron, Mr. Mancuso held senior positions with Western Minerals Exploration, Exxon Minerals Company, Bear Creek Mining Company (Kennecott) and Eagle Picher Company. He has experience in all aspects of minerals exploration, foreign country mineral assessments, major agreement negotiations with governments and mineral companies, property acquisitions, commodity studies, economic evaluations and mining geology. Mr. Mancuso has been involved in a number of major ore deposit discoveries during his career in the mining business. He completed his B.A. Geology at Carleton College, Northfield, Minnesota in 1953 and his M.S. Geology and Mining Engineering at South Dakota School of Mines, Rapid City, South Dakota in 1955.


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Western Goldfields, Inc.                                                 Page 28
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DOUGLAS NEWBY, DIRECTOR, has more than twenty years experience in international finance. He started his career in London, where he became a top-ranked gold and mining equity analyst and head of international mining research at James Capel & Co. In 1985, he joined Morgan Grenfell & Co. to set up and run a mining equities, sales, research and trading group, relocating to New York in 1988 when Morgan Grenfell acquired the C.J. Lawrence, a leading research brokerage house. He subsequently joined S.G. Warburg.

In 1991 he co-founded a privately held corporate advisory firm with offices in New York, Dallas, Denver and London that focused on international resource industries. In 1998, he left that firm to build a broader practice under Proteus Capital Corp., expanding the focus to new media, information technology, biotechnology and medical technology. Since 2001, his focus has reverted to natural resources, especially precious metals.

GERALD RUTH, DIRECTOR, has diverse capital markets experience covering corporate finance, mergers and acquisitions, listed company oversight and market regulation. Since 2003, Mr. Ruth has provided corporate finance and capital markets advisory services to private and public companies on business strategy, going public, financing activities, mergers and acquisitions, corporate governance, corporate disclosure, financial reporting, market regulation, and exchange policies and procedures.

He acquired extensive knowledge and expertise at the center of Canada's capital
markets while at the Toronto Stock Exchange for over 15 years.   As the head of
the Listings group for more than 6 years he was responsible for leading all operations, policy development and general management within the group. Mr. Ruth has had extensive dealings with senior officials representing all key market constituents on reporting issuer matters, policy development, joint industry initiatives and other regulatory matters. Prior to joining the Listings group he was an Investigator within Member Regulation where he was responsible for investigating possible failures to comply with Exchange requirements.

Mr. Ruth began his career in public accounting focusing primarily on audit, tax, forensic accounting and litigation support. He obtained his designation as a Chartered Accountant in 1983.


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Western Goldfields, Inc.                                                 Page 29
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